Exhibit 99.1

Preclinical Data Highlighting Uptake and Enhanced

Anti-Tumor Effects of Cellectar’s CLR 131 in Head and Neck

Cancer Presented at AACR Annual Meeting

MADISON, Wis. (April 16, 2018) – Cellectar Biosciences (Nasdaq: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, announces the presentation of CLR 131 preclinical data in a poster discussion entitled “Therapeutic Combination of Radiolabeled CLR1404 with External Beam Radiation in Head and Neck Cancer Murine Xenograft Models” at the American Association for Cancer Research (AACR) Annual Meeting underway in Chicago. The discussion, hosted on Sunday, April 15, 2018 was led by Chunrong Li, assistant scientist, Department of Human Oncology, University of Wisconsin School of Medicine and Public Health.

The purpose of the study was to evaluate the anti-tumor effect of CLR 131 in combination with external beam radiation (XRT). The results demonstrated uptake of CLR 131 across multiple head and neck cancer (HNC) cell lines and xenograft models, and synergistic anti-tumor effects when CLR 131 was combined with XRT. The combination of CLR 131 and fractionated XRT showed enhanced tumor growth inhibition compared with single modality treatment in the 6 HNC xenograft models. Importantly, the findings suggest potential efficacy using CLR 131 combined with reduced-dose XRT in HNC patients. High-dose XRT while effective for localized disease, produces significant co-morbidities for patients, especially those suffering from diffuse disease. The potential to reduce the XRT dose may also result in decreased toxicity to normal tissue, a common side effect of high-dose XRT.

As a key milestone of their Head and Neck SPORE Grant (NIH P50 DE026787), the University of Wisconsin-Madison is initiating the first human clinical trial combining CLR 131 and external beam radiation in patients with recurrent HNC in the second half of 2018. The costs associated with the Phase 1 study will be covered in their entirety through the grant and the study represents a fourth clinical trial using the company’s lead PDC, CLR 131.

“As we continue both preclinical and clinical evaluation of our lead cancer targeting compound CLR 131, our potential to meaningfully impact a broad range of cancers continues to grow,” said James Caruso, chief executive officer of Cellectar Biosciences. “We are encouraged by the data highlighted at AACR showing enhanced receptivity to treatment and inhibition of tumor growth, while potentially reducing toxicities associated with current standard of care treatment.”

About CLR 131

CLR 131 is Cellectar’s investigational radioiodinated PDC therapy that exploits the tumor-targeting properties of the company's proprietary phospholipid ether (PLE) and PLE analogs to selectively deliver radiation to malignant tumor cells, thus minimizing radiation exposure to normal tissues. CLR 131, is in a Phase 2 clinical study in relapsed or refractory (R/R) MM and a range of B-cell malignancies and a Phase 1 clinical study in patients with (R/R) MM exploring fractionated dosing . In 2018 the company plans to initiate a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and a second Phase 1 study in combination with external beam radiation for head and neck cancer.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The company's lead PDC therapeutic is CLR 131. The product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.  These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.  A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:

LHA Investor Relations

Miriam Weber Miller

212-838-3777

mmiller@lhai.com

# # #